Exhibit 99.1

PRESS RELEASE

CRESCENT BANKING COMPANY

P.O. Box 668, 251 Hwy 515

Jasper, GA 30143

(678) 454-2265

(800) 872-7941

Fax (678) 454-2299

For Release: 5:00 P.M.

December 31, 2003

CRESCENT BANKING COMPANY

ANNOUNCES COMPLETION OF

THE SALE OF ITS WHOLESALE

MORTGAGE BUSINESS

Crescent Banking Company (the “Company”) today announced that it has completed the sale of its wholesale residential mortgage business conducted by its subsidiary, Crescent Mortgage Services, Inc. (“CMS”), to Carolina Financial Corporation, Charleston, South Carolina (“Carolina”). The Company will continue to offer retail mortgage products through its wholly-owned commercial banking subsidiary, Crescent Bank & Trust Company (the “Bank”).

Mr. J. Donald Boggus, the Company’s President and Chief Executive Officer stated: “ We are delighted to close this transaction, which simplifies our business model and allows us to focus on our core community banking business. Our community bank operates in some of the fastest growing counties in the United States. The Bank’s commercial loans have grown at a 46% annual rate over the last five years. We expect to continue to increase the Bank’s assets and are applying to expand with two new offices in Bartow County and another in Forsyth County. The proceeds from the sale of the mortgage operation will be available to support expansion in our existing markets through internal growth, and to support expansion in new markets through strategic acquisitions.”

Carolina has purchased substantially all of CMS’ mortgage loans, pipeline mortgage loans, fixed assets and assumed responsibility for all leases and liabilities related to transferred assets. The assets were sold at their book or carrying value. The senior management and employees of CMS will continue to operate the business. The Company will be paid 100% of the profits of the mortgage pipeline during the first 60 days following closing as well as 30% of the pre-tax income of the business for the 9 months following the first 60 day period. The Company will retain a mortgage-servicing portfolio of approximately $740 million. The parties have entered into various transition agreements to provide each other with various services to facilitate the transactions and the mortgage banking operations following closing.

Crescent Banking Company is a bank holding company headquartered in Jasper, Georgia with total consolidated assets of approximately $460.1 million and consolidated shareholders’ equity of $51.0 million, or $20.75 per share, as of September 30, 2003. The Company had approximately

2.5 million shares of common stock outstanding at September 30, 2003. The Company’s common stock is listed on the Nasdaq SmallCap Market under the symbol “CSNT.”

Certain of the statements in this press release are “forward-looking statements” for purposes of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such forward-looking statements are based on information presently available to management and are subject to various risks and uncertainties, including, without limitation, those described in the Company’s annual report on Form 10-K for the year ended December 31, 2002 under “Special Cautionary Notice Regarding Forward Looking Statements” and otherwise in the Company’s SEC reports and filings. We do not undertake any obligation to update our forward-looking statements.